EXHIBIT 99.1

Westway Group, Inc. Reports 21% Increase in Consolidated Net Income

NEW ORLEANS, Nov. 9, 2012 (GLOBE NEWSWIRE) -- Westway Group, Inc. (Nasdaq:WWAY) today reported an increase of $629,000 or 21% in consolidated net income for the three months ended September 30, 2012 to $3.7 million compared to $3.0 million for same period in 2011. Westway Group Inc. also reported an increase of $845,000 or 7% in consolidated Adjusted EBITDA to $13.3 million for the three months ended September 30, 2012 compared to $12.5 million for the same period in 2011.

For the nine months ended September 30, 2012, the Company reported a 14% increase in consolidated net income to $7.9 million compared to $6.9 million for the same period in 2011. Additionally, the Company also reported a 4% increase in consolidated Adjusted EBITDA to $36.2 million as compared to $34.7 million for the same period in 2011.

Third Quarter 2012 Highlights:

  Consolidated net revenue increased $3.1 million, or 3%, to $106.2 million for the third quarter of 2012, as compared to $103.0 million in the third quarter of 2011, primarily attributable to increases in our liquid feed supplement net revenue. We achieved this increase by providing our liquid feed customers with products that met their price points and business needs in a variety of market conditions.

  Our liquid feed supplements business recognized improvements in all three of its key performance indicators in the third quarter of 2012 compared to the same period in 2011.
  Dollar gross profit increased $1.4 million, or 11%.
  Gross profit margin percentage increased to 16.9% compared to 15.7%.
  Tonnage sold totaled 469,000 tons, an increase of 1%. This and other improvements mentioned were partially due to our success in securing favorable supply contracts for several of our key ingredients. This combined with our modest volume increase and strong demand for our products enabled us to improve the gross profit margin.
  The liquid feed supplements business also made the following achievements in the third quarter of 2012:
  Signed a licensing agreement with a commercial dry feed manufacturer, which will further our research into developing a new profitable process in the manufacturing of pellet feed.

  Expanded the Sweet Lac product capacity by securing an additional source of the main ingredient, condensed whey. Currently, we are achieving profits from the sale of unprocessed condensed whey, and we are working on implementing our patented whey treatment process in order to begin producing Sweet Lac on a large commercial scale.
  Our total global bulk liquid storage capacity increased to 369 million gallons at September 30, 2012, which is up from 354 million gallons at the end of the third quarter of 2011.

  In our bulk liquid storage business, the following construction projects were either completed or under way during the third quarter of 2012:
  Capacity expansion continued at our Houston 1, TX terminal, which will add 6.0 million gallons of storage capacity and three new dock lines, as well as associated inbound and outbound marine and land traffic infrastructure. Half of this capacity is already under a long term agreement for a lease beginning early in the fourth quarter of 2012. The remaining capacity from this expansion is on budget and scheduled for completion at the end of the fourth quarter of 2012.
  At our Houston 2, TX terminal, we completed a project that added 2.5 million gallons of storage capacity. The project was completed on time and all of the additional capacity is currently under contract.
  Construction has been completed subsequent to the end of the third quarter of 2012 of a new 3.0 million gallon tank at our Port Allen, LA terminal. The tank is already under a ten year lease agreement, which began in October 2012.
  In late August 2012, the New Orleans area experienced Hurricane Isaac. Westway's facilities did not suffer any damage, and commercial operations continued uninterrupted.

  In late October 2012, our facilities in Baltimore, MD, Philadelphia, PA, and Albany, NY experienced Hurricane Sandy. These facilities did not suffer any damage, and continued operations with only minor interruptions.

Third Quarter 2012 Results Compared to Third Quarter 2011 Results

The following is a discussion of results for the third quarter of 2012, compared to results for the third quarter of 2011.

Three Month Comparison of Consolidated Performance (in thousands) (Unaudited)

	Three Months Ended September 30, 2012	Three Months Ended September 30, 2011
	Consolidated	Consolidated

Total Net Revenue	$106,152	$103,042
Adjusted EBITDA (1)	13,298	12,453
Net Income	3,676	3,047
  Consolidated net income increased $629,000 or 21% to $3.7 million for the three months ended September 30, 2012 compared to $3.0 million in the same period in 2011. Reflected in net income was an income tax provision for the three months ended September 30, 2012 of $1.3 million compared to $1.7 million for the same period in 2011.

  Consolidated Adjusted EBITDA for the three months ended September 30, 2012 increased $845,000 or 7% to $13.3 million compared to $12.5 million during the same period of 2011.

  Consolidated net revenue for the three months ended September 30, 2012 increased $3.1 million or 3% to $106.2 million compared to $103.0 million for the same period of 2011.

  Net revenue for the bulk liquid storage business increased $525,000 or 2% to $22.4 million for the third quarter of 2012 as compared to $21.9 million for the same period in 2011. Our total bulk liquid storage capacity (net of disposals and not including construction in progress) increased to 369 million gallons at the end of the third quarter 2012 as a result of recent expansions in our Houston, TX and Amsterdam facilities.

  In the liquid feed supplements business, net revenue for the three months ended September 30, 2012 totaled $83.7 million, an increase of $2.6 million or 3%, over the same period of 2011. Volume for the three months ended September 30, 2012 increased 1% to 469,000 tons, compared to 465,000 tons for the same period in 2011.

First Nine Months Comparison of Consolidated Performance (in thousands) (Unaudited)

	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2011
	Consolidated	Consolidated

Total Net Revenue	314,698	290,186
Adjusted EBITDA (1)	36,236	34,682
Net Income	7,873	6,899
  Consolidated net income increased $974,000 or 14% to $7.9 million for the nine months ended September 30, 2012 compared to $6.9 million during the same period of 2011. Reflected in net income was an income tax provision for the nine months ended September 30, 2012 of $4.0 million compared to $3.5 million for the same period in 2011.

  Consolidated Adjusted EBITDA increased $1.6 million, or 4% to $36.2 million during nine months ended September 30, 2012 compared to $34.7 million during the same period of 2011.

  Consolidated net revenue increased $24.5 million or 8% to $314.7 million in the nine months ended September 30, 2012 as compared to $290.2 million during the same period in 2011.

  In the bulk liquid storage business, net revenue totaled $67.2 million for the nine months ended September 30, 2012 and $66.7 million during the same period in 2011. Our total bulk liquid storage capacity (net of disposals and not including construction in progress) increased to 369 million gallons at the end of the third quarter 2012 as a result of recent expansions in our Houston, TX and Amsterdam facilities.

  In the liquid feed supplements business, net revenue for the nine months ended September 30, 2012 totaled $247.5 million, an increase of $24.0 million or 11%, over the same period of 2011. Volume for the nine months ended September 30, 2012 increased 7% to 1.4 million tons, compared to 1.3 million tons for the same period in 2011.

Reconciliations of Net Income to Adjusted EBITDA: (in thousands) (unaudited)

Adjusted EBITDA differs from net income primarily due to certain non-cash expenses, which have been excluded from Adjusted EBITDA (see the reconciliation below). Adjusted EBITDA is presented in this release because it is an important supplemental measure of our performance used by management in the evaluation of the performance of the Company. EBITDA-based measures are frequently used by securities analysts, investors and other interested parties in the evaluation of businesses.

	Three Months Ended September 30, 2012	Three Months Ended September 30, 2011	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2011
	Consolidated	Consolidated	Consolidated	Consolidated
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net Income	$ 3,676	$ 3,047	$ 7,873	$ 6,899
Interest, net	898	942	2,650	3,509
Income tax provision	1,323	1,713	4,007	3,521
Depreciation and amortization	6,955	6,490	20,560	19,134
Stock compensation expense	400	219	1,037	848
Loss on disposal of property, plant & equipment	46	42	109	771

Adjusted EBITDA (1)	$ 13,298	$ 12,453	$ 36,236	$ 34,682

Note 1- Adjusted EBITDA, as used herein, is defined as net income plus interest expense net of interest income, income tax provision, depreciation and amortization, stock compensation expense, and net loss on disposal of plant, property, and equipment. Adjusted EBITDA is not a U.S. generally accepted accounting principle ("GAAP") measure of performance or liquidity. Other companies may calculate Adjusted EBITDA differently. Our Adjusted EBITDA numbers, as well as other information in this press release, should be read in conjunction with our 10-Q filed today.

Strategic Review. On August 2, 2012, we announced that the Company entered into final negotiations with a selected group of bidders to possibly acquire our Westway Terminals business. On August 2, 2012, we also announced the postponement of our annual meeting of stockholders, originally scheduled for August 6, 2012, to allow the Special Committee and our Board of Directors additional time to complete the evaluation of strategic alternatives available to the Company. The Board has not yet set a new date for the annual meeting. The Board has further decided that, until the conclusion of the Special Committee's strategic evaluation process, consideration of matters affecting the capitalization of the Company, including the declaration of any dividends, will be deferred. See the Company's Form 8-K filed with the SEC on August 3, 2012 for additional information.

Forward-Looking Statements.  This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  In some cases, you can identify forward-looking statements by terminology such as "may," "should," "could," "would," "will," "expect," "plan," "anticipate," "believe," "estimate," "continue," or the negative of such terms or other similar expressions.  We have based our forward-looking statements on our current expectations and projections about future events.  Our forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.  Factors that might cause or contribute to such a discrepancy include, but are not limited to, those described in our Form 10-Q filed today, and other SEC filings.

About Westway Group, Inc.  Westway Group, Inc. ("Westway") is a leading provider of bulk liquid storage and related value-added services and a leading manufacturer and distributor of liquid animal feed supplements.

For more information for periods ending September 30, 2012 and September 30, 2011, please refer to the Company's Form 10-Q, which will be available on Westway's website address at www.westway.com.

The Westway Group, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7654

Summarized Financial Data (in thousands)

Balance Sheet - Selected Items	As of
	September 30, 2012	December 31, 2011
	(unaudited)
ASSETS
Total current assets	$ 77,550	$ 87,094
Property, plant and equipment, net	328,771	323,458
Total assets	507,153	512,031

LIABILITIES AND STOCKHOLDERS' EQUITY
Total current liabilities	$ 35,081	$ 50,097
Borrowings under credit facilities	90,534	93,534
Deferred income taxes	74,640	71,565
Total liabilities	202,387	215,898
Total stockholders' equity	304,766	296,133
Total liabilities and stockholders' equity	507,153	512,031

Income Statement - Selected Items
	Three Months Ended September 30, 2012	Three Months Ended September 30, 2011	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2011
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Total net revenue	$ 106,152	$ 103,042	$ 314,698	$ 290,186
Total costs of sales – liquid feed supplements	69,565	68,393	206,786	187,593
Other operating costs and expenses	14,524	14,182	44,800	43,502
Depreciation and amortization	6,955	6,490	20,560	19,134
Selling, general and administrative expenses	9,069	8,105	27,601	24,804
Operating income	6,039	5,872	14,951	15,153

Net Income	3,676	3,047	7,873	6,899
Net (income) applicable to participating stockholders	(1,389)	(1,301)	(2,661)	(1,301)
Net income applicable to common stockholders	1,141	615	1,809	2,213

Earnings per share of common stock:
Basic	$ 0.04	$ 0.02	$ 0.07	$ 0.06
Diluted	$ 0.04	$ 0.02	$ 0.07	$ 0.06

Dividends declared per share	$ --	$ 0.04	$ 0.08	$ 0.04

CONTACT: Thomas A. Masilla, Jr.
         Chief Financial Officer of Westway Group, Inc.
         +1-504-636-4245